Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-207918 and 333-204553) and Registration Statements on Form S‑3 (Nos. 333-200543 and 333-211259) of South Jersey Industries, Inc. of our report dated February 11, 2016 relating to the financial statements of Elizabethtown Gas, which appears in this Current Report on Form 8‑K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
September 12, 2018